                                                                     EXHIBIT 1.5

                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)



          The Company's acquisition of Kenlin ("Acquisition") will be accounted for under the "purchase" method of accounting which requires the purchase price to be allocated to the acquired assets and liabilities of Kenlin on the basis of their estimated fair values as of the date of acquisition. The following pro forma combined condensed balance sheet gives effect to the Acquisition of Kenlin as if it occurred on March 30, 1996 and the pro forma combined condensed statements of income give effect to the Acquisition as if it occurred on December 26, 1994 and include adjustments directly attributable to the Acquisition and expected to have a continuing impact on the combined company (collectively, the "Pro Forma Financial Information"). As the Pro Forma Financial Information has been prepared based on preliminary estimates of fair values, amounts actually recorded may change upon determination of the total purchase price and additional analysis of individual assets and liabilities assumed.

          The Pro Forma Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the Acquisition been effected on the assumed dates. The Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements of the Company, and the related notes thereto, which are included in the Company's Annual Report on Form 10-K for the nine-month period ended September 30, 1995, and the historical financial statements of Kenlin, and the related notes thereto, presented elsewhere in this Current Report on Form 8-K. See Exhibit 1.3 attached hereto.

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                     HISTORICAL                 PRO FORMA
                             -------------------------  --------------------------
                               Central Garden  Kenlin     Adjustments     Combined
                               -----------------------  --------------------------
Net sales....................  $373,734        $46,957                    $420,691

Costs of goods sold and
  occupancy..................   316,832         34,075  $1,976 (a)         352,883
                               -----------------------  --------------------------
Gross profit.................    56,902         12,882  (1,976)             67,808

Selling, general and
  administrative expenses....    48,075         10,426  (2,088)(a),(b)      56,413
                               -----------------------  --------------------------
Income from operations.......     8,827          2,456     112              11,395

Interest and other expenses..     6,844            817   1,637 (c)           9,298
                               -----------------------  --------------------------
Income before income taxes...     1,983          1,639  (1,525)              2,097

Income taxes.................       904            688    (561)(d)           1,031
                               -----------------------  --------------------------
Net income...................    $1,079           $951   ($964)             $1,066
                               =======================  ==========================
Net income per share.........     $0.18                                      $0.18
                               ========                                     ======
Weighted average common
  and common equivalent
  shares outstanding.........     5,943                                      5,943

Notes to Unaudited Pro Form Combined Condensed Statement of Income
- ------------------------------------------------------------------

The following adjustments represent those necessary to show how the purchase might have affected the historical consolidated financial statements had it been consummated at December 26, 1994.

a. Represents the reclassification of certain costs to conform with Central Garden's policy.

b. Reflects an adjustment to goodwill amortization totaling $56,000 for the excess of amortization recognized by Kenlin on a historical basis over the goodwill resulting from the Kenlin acquisition. Goodwill is amortized on a straight-line basis over forty years.

c. Represents interest expense on borrowings under the Company's line of credit incurred in conjunction with the Acquisition and on estimated average borrowings during the nine months. Interest expense was computed at 9.61% (based on the prime rate plus 3/4% per annum).

d. Adjusts the historical provision for income taxes to give effect to the pro forma adjustments discussed in a., b. and c. above.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                 FOR THE SIX MONTH PERIOD ENDED MARCH 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                     HISTORICAL                 PRO FORMA
                             -------------------------  -------------------------
                               Central Garden  Kenlin     Adjustments    Combined
                             -------------------------  -------------------------
Net sales....................  $260,132        $37,826                   $297,958

Costs of goods sold and
  occupancy..................   227,006         27,398  $1,575 (a)        255,979
                             -------------------------  -------------------------
Gross profit.................    33,126         10,428  (1,575)            41,979

Selling, general and
  administrative expenses....    29,783          7,938  (1,617)(a),(b)     36,104
                             -------------------------  -------------------------
Income from operations.......     3,343          2,490      42              5,875

Interest and other expenses..     2,591            589     994(c)           4,174
                             -------------------------  -------------------------
Income before income taxes...       752          1,901    (952)             1,701

Income taxes.................       324            778    (296)(d)            806
                             -------------------------  -------------------------
Net income...................      $428         $1,123   ($656)              $895
                             =========================  =========================
Net income per share.........     $0.04                                     $0.09
                             ==========                                     =====
Weighted average common
  and common equivalent
  shares outstanding.........    10,381                                    10,381

Notes to Unaudited Pro Form Combined Condensed Statement of Income
- ------------------------------------------------------------------

The following adjustments represent those necessary to show how the purchase might have affected the historical consolidated financial statements had it been consummated at December 26, 1994.

a. Represents the reclassification of certain costs to conform with Central Garden's policy.

b. Reflects an adjustment to goodwill amortization totaling $53,000 for the excess of amortization recognized by Kenlin on a historical basis over the goodwill resulting from the Kenlin acquisition. Goodwill is amortized on a straight-line basis over forty years.

c. Represents interest expense on borrowings under the Company's line of credit incurred in conjunction with the Acquisition and on estimated average borrowings during the six months. Interest expense was computed at 9.15% (based on the prime rate plus 3/4% per annum).

d. Adjusts the historical provision for income taxes to give effect to the pro forma adjustments discussed in a., b. and c. above.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 March 30, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                               HISTORICAL                  PRO FORMA
                       -------------------------  ---------------------------
                         Central Garden   Kenlin    Adjustments     Combined
                       -------------------------  ---------------------------
ASSETS:

Cash...................      $139            $99                         $238

Inventories............   110,151          9,987     $(63)(a)         120,075

Other current assets...    95,978          5,817    1,011 (b)         102,806

Land, buildings,
 improvements and
 equipment-net........      9,833          1,596                       11,429

Other assets...........    13,675          4,325   15,180 (c),(d)      33,180
                       -------------------------  ---------------------------
Total                    $229,776        $21,824  $16,128            $267,728
                       =========================  ===========================

LIABILITIES AND
 SHAREHOLDERS' EQUITY:

Current liabilities....  $144,730        $ 3,763  $34,189 (e),(f)    $182,682

Long-term debt.........     8,635         11,080  (11,080)(g)           8,635

Deferred items.........     1,836              0                        1,836

Shareholders' equity...    74,575          6,981   (6,981)(h)          74,575
                       -------------------------  ---------------------------
Total..................  $229,776        $21,824  $16,128            $267,728
                       =========================  ===========================

Notes to Unaudited Pro Form Combined Condensed Balance Sheet
- ------------------------------------------------------------

The following adjustments represent those necessary to allocate the purchase price paid to acquire Kenlin, had the acquisition been consummated at March 30, 1996.

a. Includes adjustments of (i) $375,000 to reduce inventories to approximate fair value as determined by the Company based on its analysis of the individual inventory items, and (ii) $312,000 to capitalize additional costs into inventory to conform with the Company's capitalization policy.

b. Represents the deferred tax impact of (i) certain pro forma adjustments for reserves and accruals which are not deductible for tax purposes until future periods, and (ii) tax basis in excess of the Company's book basis of acquired intangibles.

c. Represents the $19,421,000 excess of purchase price over the fair value of net assets acquired.

d.   Eliminates Kenlin's previously recorded intangible assets of $4,241,000.

e. Consists of an accrual of $1,189,000 for estimated expenses incurred which are directly related to the Acquisition.

f. Includes borrowings of $33,000,000 incurred in connection with the Acquisition of Kenlin.

g.   Reflects the repayment of Kenlin's long-term debt.

h. Reflects the elimination of Kenlin's shareholders' equity due to the Acquisition.